Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt KVH Industries 401-847-3327 pspratt@kvh.com

KVH Provides Third Quarter Update

MIDDLETOWN, RI – October 2, 2008 – KVH Industries, Inc., (Nasdaq: KVHI) reported today that preliminary, unaudited results indicate the company will report revenue in the range of approximately $15.6 million to $16 million for the third quarter of 2008 compared to revenues of $17.6 million in the year earlier period. As a result of the lower revenue levels, the company now anticipates that its bottom line results will be well below its original expectations of $0.01 to $0.05 per share for the third quarter. In 2007, KVH reported breakeven results of $0.00 per share for the third quarter.

Three key issues contributed to these estimated results being well below the company’s previously announced expectations of $19 million to $20.5 million in revenue for the third quarter. First, the final qualification process for KVH’s fiber optic gyros for use in remote weapon stations has taken longer than expected, which prevented shipments during the third quarter. Second, the company did not receive an anticipated follow-on order during the quarter for its TG-6000 inertial measurement units, which are used in the MK54 torpedo program, due to ongoing negotiations between the U.S. Navy and the prime contractor. Finally, the challenging macroeconomic conditions, especially in the recreational vehicle market, increasingly constrained sales of KVH’s mobile satellite products with a pronounced impact in the final weeks of the quarter.

Looking ahead to the remainder of the year, larger-scale revenue shipments of KVH’s fiber optic gyros for use in remote weapon stations are expected to begin in October. In addition, the company anticipates receiving the follow-on order for TG-6000 systems and beginning shipments during the fourth quarter. Although economic conditions will continue to be a challenge, the company expects to see year-over-year revenue growth and profitable results for the fourth quarter. The company’s revenue expectations for the full year are now lowered by the amount of the shortfall in the third quarter.

KVH’s third quarter closed on September 30, 2008, and all statements in this release reflect a preliminary analysis of the company’s quarterly financial results. The company expects to release its third quarter 2008 results on October 21, 2008.

About KVH Industries, Inc.

KVH Industries, Inc., is a premier manufacturer of systems to provide access to live mobile media ranging from satellite TV to telephone and high-speed Internet for vehicles and vessels as well as a leading source of navigation, pointing, and guidance solutions for maritime, defense, and commercial applications. The company’s products are based on its proprietary mobile satellite antenna and fiber optic technologies. An ISO 9001-certified company, KVH is based in Middletown, Rhode Island.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, anticipated revenue growth, anticipated profitability, anticipated orders for our mobile communication and military products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: further delays in customers’ qualification processes for our products or other delays in shipping; the risk that we may not receive expected orders; competitors’ products and services; delays or an inability to expand coverage of the mini-VSAT Broadband service to new regions; the unpredictability of order timing, purchasing schedules and priorities for our defense products; order cancellations or unexercised options, particularly for longer-term defense orders; weakened consumer demand for our products and services, especially at the more price sensitive low end of our product offerings; and the impact of worsening general economic conditions, such as increases in fuel prices, on the sale and use of motor vehicles and marine vessels. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2008. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH is a registered trademark of KVH Industries, Inc.

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